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                                                                    Exhibit (13)

                               October 26, 1993


Lincoln Benefit Life Company
134 South 13th Street
Lincoln, NE 68508


This opinion is furnished in connection with the registration by Lincoln Benefit Life Company of a flexible premium variable life insurance policy ("Policy") under the Securities Act of 1933. The prospectus included in Pre-Effective Amendment No. 1 to Registration Statement No. 33-67226 on Form S-6 describes the Policy. The Policy Form was prepared under my direction and I am familiar with the Registration Statement, as amended, and the Exhibits thereto. In my opinion:

1. The "sales load" does not exceed the maximum allowed under Rule 6e-3 (T) under the Investment Company Act of 1940.

2. The proportionate amount of sales load deducted from any payment during the policy period shall not exceed the proportionate amount deducted from any prior payment during the policy period.

3. The illustrations of cash values and death benefits included in the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy.

4. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations referred to in (3) above, appear more favorable to a prospective purchase of a Policy for a male age 45, than to prospective purchasers of Policies for males at other ages or underwriting classes or for females.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, as amended and to the use of my name under the heading "Experts."

                                       Sincerely,


                                       /s/ Dean M. Way
                                       Dean M. Way, FSA
                                       Vice President & Actuary